Mail Stop 3628

                                                                September 2,
2020


      Charles Y. Lee
      President and Chief Executive Officer
      Credit Suisse Commercial Mortgage Securities Corp.
      11 Madison Avenue
      New York, New York 10010

                 Re:   CSAIL 2019-C15 Commercial Mortgage Trust
                       Form 10-K for Fiscal Year Ended December 31, 2019 Filed March 18, 2020
                       File No. 333-227081-01

      Dear Mr. Lee:

             We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                                Sincerely,

                                                                /s/ Katherine
Hsu

                                                                Katherine Hsu
                                                                Chief, Office
of Structured Finance


      cc:        Robert Kim, Esq.
                 Cadwalader, Wickersham & Taft LLP

                 Kahn Hobbs, Esq.
                 Cadwalader, Wickersham & Taft LLP